Exhibit 3.1

COLE CORPORATE INCOME TRUST, INC.

SECOND ARTICLES OF AMENDMENT

Cole Corporate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section 11.2 of Article XI in its entirety and substituting in lieu thereof a new Section 11.2 to read as follows:
Section 11.2 Voting Rights of Stockholders. Subject to the provisions of any class or series of Capital Stock then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 11.1, 7.4 and 7.11 hereof; (b) amendment of the Charter as provided in Article XIII hereof; (c) dissolution of the Corporation without the necessity for concurrence by the Board; (d) merger or consolidation of the Corporation, or the sale or other disposition of all or substantially all of the Corporation’s assets; and (e) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Stockholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Board. Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i) amend the Charter to materially and adversely affect the rights, preferences and privileges of the Stockholders; (ii) amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve the Corporation other than before the initial investment in Property; (iv) sell all or substantially all of the Corporation’s assets other than in the ordinary course of business or as otherwise permitted by law; (v) cause the merger of the Corporation or any subsidiary of the Corporation with the Advisor or any Affiliate of the Advisor that would have the effect of the Corporation acquiring the management functions performed by the Advisor or its Affiliate; (vi) cause the purchase by the Corporation of all or substantially all of the assets of the Advisor or any Affiliate of the Advisor that would have the effect of the Corporation acquiring the management functions performed by the Advisor or its Affiliate; (vii) cause the Corporation to engage in a Liquidity Event, as defined below, in which consideration would be paid to the Advisor or any Affiliate of the Advisor other than (y) pursuant to the terms of the Advisory Agreement or the Corporation’s agreement with the Dealer Manager or (z) where the Advisor or any Affiliate of the Advisor receives consideration in its capacity as a Stockholder of the Corporation on the same terms as other Stockholders of the Corporation who own the same class of Capital Stock; or (viii) cause any other merger or similar reorganization of the Corporation except as permitted by law. For purposes of this Section 11.2, the term “Liquidity Event” shall mean (i) a Listing or the receipt by the Stockholders of securities that are listed on a national securities exchange in exchange for Common Shares; (ii) a sale or merger of the Corporation in a transaction in which the Stockholders receive or have the option to receive cash, securities redeemable for cash, and/or securities that are listed on a national securities exchange; and (iii) the sale of all or substantially all of the Corporation’s assets for cash or other consideration.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.
THIRD: The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and attested to by its Assistant Secretary on this 29th day of May, 2014.

ATTEST:		COLE CORPORATE INCOME TRUST, INC.

/s/ Matthew E. Stoloff		By:	/s/ D. Kirk McAllaster, Jr. (SEAL)
Name:	Matthew E. Stoloff	Name:	D. Kirk McAllaster, Jr.
Title:	Assistant Secretary	Title:	Executive Vice President, Chief Financial Officer
and Treasurer